               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934


                 Apartment Investment and Management Company
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                              (NAME OF ISSUER)

                               Common Stock
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                       (TITLE OF CLASS OF SECURITIES)

                                 03748R101
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                              (CUSIP NUMBER)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         [X ] RULE 13d-1(b)
         [  ] RULE 13d-1(c)
         [  ] RULE 13d-1(d)



                               PAGE 1 OF 8 PAGES

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CUSIP NO. 03748R101             SCHEDULE 13G                  PAGE 2 OF 8 PAGES
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 (1) Name of Reporting Person:
     LaSalle Advisors Capital Management, Inc.

     S.S. or I.R.S IDENTIFICATION NO. OF ABOVE PERSON:
     36-4160747
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP *                                                      (b)  / /
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland
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                              (5) SOLE VOTING POWER
                                  308,497
         NUMBER OF           --------------------------------------------------
          SHARES              (6) SHARED VOTING POWER
       BENEFICIALLY               32,600
         OWNED BY            --------------------------------------------------
          EACH                (7) SOLE DISPOSITIVE POWER
        REPORTING                 308,497
         PERSON              --------------------------------------------------
          WITH                (8) SHARED DISPOSITIVE POWER
                                  665,511
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     974,008
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.0%
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(12) TYPE OF REPORTING PERSON *

     IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 03748R101             SCHEDULE 13G                  PAGE 3 OF 8 PAGES
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 (1) NAME OF REPORTING PERSON:
     ABKB/LaSalle Securities Limited Partnership

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     36-3991973
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP *                                                      (b)  / /
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 (3) SEC Use Only

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland
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                              (5) SOLE VOTING POWER
                                  590,764
         NUMBER OF           --------------------------------------------------
          SHARES              (6) SHARED VOTING POWER
       BENEFICIALLY               1,912,371
         OWNED BY            --------------------------------------------------
          EACH                (7) SOLE DISPOSITIVE POWER
        REPORTING                 559,764
         PERSON              --------------------------------------------------
          WITH                (8) SHARED DISPOSITIVE POWER
                                  2,012,646
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,572,410
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     Excludes shares beneficially owned by LaSalle Advisors Capital
     Management, Inc.
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%
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(12) TYPE OF REPORTING PERSON *

     IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 03748R101             SCHEDULE 13G                  PAGE 4 OF 8 PAGES
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ITEM 1.

    (a)   Name of Issuer

          Apartment Investment and Management Company

    (b)   Address of Issuer's Principal Executive Offices

          1873 South Bellaire Street, Suite 1700
          Denver, Colorado 80222



ITEM 2.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)   Name of Person Filing

          LaSalle Advisors Capital Management, Inc.

    (b)   Address of Principal Business Office or, if none, Residence

          200 East Randolph Drive
          Chicago, Illinois 60601

    (c)   Citizenship

          Maryland

    (d)   Title of Class of Securities

          Common Stock, $.01 par value per share

    (e)   CUSIP Number

          411465107



    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)   Name of Person Filing

          ABKB/LaSalle Securities Limited Partnership

    (b)   Address of Principal Business Office or, if none, Residence

          200 East Randolph Drive
          Chicago, Illinois 60601

    (c)   Citizenship

          Maryland

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CUSIP NO. 03748R101             SCHEDULE 13G                  PAGE 5 OF 8 PAGES
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    (d)   Title of Class of Securities

          Common Stock, $.01 par value per share

    (e)   CUSIP Number

          94856P102


ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in Section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

    (d) / / Investment Company registered under Section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j) / / Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

    * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.  OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

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CUSIP NO. 03748R101             SCHEDULE 13G                  PAGE 6 OF 8 PAGES
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    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a) Amount Beneficially Owned:

        974,008

    (b) Percent of class

        2.0%

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              308,497

         (ii) shared power to vote or to direct the vote

              32,600

        (iii) sole power to dispose or to direct the disposition of

              308,497

         (iv) shared power to dispose or to direct the disposition of

              665,511


    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a) Amount Beneficially Owned

        2,572,410

    (b) Percent of class

        5.3%

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              590,764

         (ii) shared power to vote or to direct the vote

              1,912,371

        (iii) sole power to dispose or to direct the disposition of

              559,764

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CUSIP NO. 03748R101             SCHEDULE 13G                  PAGE 7 OF 8 PAGES
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         (iv) shared power to dispose or to direct the disposition of

              2,012,646

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP NO. 03748R101             SCHEDULE 13G                  PAGE 8 OF 8 PAGES
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                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Dated: February 11, 1999

                                   LASALLE ADVISORS CAPITAL
                                   MANAGEMENT, INC.


                                   By: /s/ William K. Morrill, Jr.
                                       --------------------------------------
                                   Name:   William K. Morrill, Jr.
                                   Title:  Managing Director



                                   ABKB/LASALLE SECURITIES
                                   LIMITED PARTNERSHIP


                                   By: /s/ William K. Morrill, Jr.
                                       --------------------------------------
                                   Name:   William K. Morrill, Jr.
                                   Title:  Managing Director